Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT

September 11, 2022

Dear Dennis Fehr:

In connection with your transition from your role as Senior Vice President and Chief Financial Officer of Fluence Energy, Inc. (“Fluence” and, together with its subsidiaries and The AES Corporation, Siemens AG and Qatar Holding LLC (the “Company”), we believe it is mutually beneficial to put in writing the terms of such transition. This letter (this “Agreement”), upon your signature, will constitute an agreement between us regarding the terms and conditions of your transition from the Company.
From the date hereof until September 14, 2022, you shall continue in your current role as Senior Vice President and Chief Financial Officer, including performance of all duties associated therewith, on the same terms and conditions as in effect as of the date hereof. Effective September 15, 2022, you shall transition into a role as a non-executive employee of the Company and hereby resign from all roles as an executive officer of the Company and its subsidiaries on such date (and shall take all actions requested by the Company to effect such resignations). From September 15, 2022 until October 15, 2022 (the “Transition Period”), you shall provide the transition services to the Company from time to time, as reasonably requested of you by the President and Chief Executive Officer and Chief Financial Officer in place on or following September 15, 2022 (such services, the “Transition Services”), provided that the parties acknowledge and agree that the level of Transition Services to be provided to the Company is reasonably anticipated to be no less than 20% of the average level of services performed during the immediately preceding 36-month period. Prior to September 15, 2022, the Company grants you up to 2 full business days for interviewing with prospective employers, and after September 15, 2022, shall reasonably coordinate with you regarding additional time off for such purpose, if needed. In consideration of the Transition Services, the Company will provide you with your annual base salary paid in monthly installments, your annual cash incentive opportunity and welfare benefits consistent with the terms thereof as provided to you as of the date hereof. Further, any outstanding equity awards held by you shall continue to be eligible to vest through the end of the Transition Period. For all severance plans and in all benefits plans, you will be treated as though you retained the position as Senior Vice President and Chief Financial Officer through the end of the Transition Period.

Your employment will terminate effective October 15, 2022 (the “Termination Date”). Subject to your compliance with this letter (including, without limitation, the provision of Transition Services through the end of the Transition Period), you shall be eligible to receive the severance payments and benefits payable upon an Involuntary Termination (as defined in the Fluence Energy, Inc. Executive Severance Plan (the “Executive Severance Plan”)) outside of the CIC Period (as defined in the Executive Severance Plan), on the terms and conditions set forth in the Executive Severance Plan (including, without limitation, the requirement to execute and not revoke a release, a copy of which attached hereto as Exhibit A, within 21 days of the Termination Date).

To consent to the terms of and accept this Agreement, please date and sign this document and return it to Larissa Cerqueira, Chief Human Resources Officer.

Very truly yours,

Fluence Energy, LLC

By:    /s/ Larissa Cerqueira

Name: Larissa Cerqueira
Title: CHRO
/s/ Francis A. Fuselier
Francis A. Fuselier
SVP, General Counsel & Secretary

By: /s/ Dennis Fehr
Dennis Fehr

Exhibit A General Release

1.Your employment is terminated effective October 15, 2022 (the “Termination Date”). You acknowledge and agree that you have been paid your earned compensation through and including the Termination Date. You have received or will receive by separate cover information regarding your rights to continuation of your health insurance which will cease as of the last day of the month in which your Termination Date occurs. You acknowledge and agree that you have submitted all expense reimbursement requests for legitimate business expense to Fluence Energy, LLC ([together with its affiliated and related entities]1, the “Company”) and the Company has reimbursed you in accordance with its existing policies for all such legitimate expenses you incurred on Company business prior to the Termination Date.

2.You represent and warrant that you have returned all reports, files, memoranda, records, software, (except any such devices that you currently own pursuant to the “bring your own device” policy), credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals and other physical or personal property that you received in connection with your employment with the Company that you then have in your possession, and you shall not retain any copies, duplicates, reproductions or excerpts thereof. If you own any “bring your own device” devices that contain Company data, you shall fully cooperate with all Company’s requests concerning access to such devices for deletion and wiping of Company data, including physical inspection by the Company’s personnel if so requested. The Company also will permit you to keep the used laptop, ipad and cellular phone currently in your possession, provided that you fully cooperate with all Company’s requests concerning access to such devices for deletion and wiping of Company data, including physical inspection by the Company’s personnel if so requested. The Company will make reasonable efforts to transfer the telephone number associated with your cellular phone to your personal account, at your cost thereafter, if the Company is allowed to do so under the terms of the Company’s cellular service plan.

3.In consideration for your execution of this general release (the “Release”) and return of it to the Company no earlier than the Termination Date and no later than November 5, 2022, and provided you do not timely revoke your acceptance of this Release, the Company will provide to you with the severance payments and benefits payable upon an Involuntary Termination (as defined in the Fluence Energy, Inc. Executive Severance Plan (the “Executive Severance Plan”)) outside of the CIC Period (as defined in the Executive Severance Plan), on the terms and conditions set forth in the Executive Severance Plan.

4.Notwithstanding any provision of this Release to the contrary, if any benefit provided under that certain Transition and Separation Agreement between you and the Company (the “Agreement”), this Release or the Executive Severance Plan is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other binding guidance promulgated thereunder (collectively, “Section 409A”), the provisions of the Release will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding any provision of the Release to the contrary, in no event shall the Administrator (as defined in the Executive Severance Plan), the Company, (or their employees, officers, directors or affiliates) have any liability to you (or any other person) due to the failure of the Agreement, this Release, or the Executive Severance Plan to satisfy the requirements of Section 409A or any other applicable law.

No payment of an amount or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and as permitted by Section 409A. Additionally, in the event that following the Agreement's effective date either Party reasonably
1 See comment above

determine that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Provided that, notwithstanding the foregoing, the Company shall not be required to take any action that would require the Company to incur any material additional liability.

5.Unless you accept this Release by timely executing and returning it by the date specified above, you shall not be entitled to any of the payments and benefits for which you may be eligible under this Release or the Executive Severance Plan. If you participate in any long term compensation plans, please see any relevant plan and notice documents (including, for the avoidance of doubt, the Phantom Equity Incentive Plan and 2020 Unit Option Plan of Fluence Energy, LLC) for other important provisions that may be triggered by your termination.

6.The intent of this section is to secure your promise to release all claims and not to sue the Company, or anyone connected with it, for any harm you may claim to have suffered in connection with your employment or the termination of your employment, in return for the benefits described in this Release. Accordingly, in consideration for the payments, benefits and promises contained in this Release, including, without limitation, under the Executive Severance Plan (collectively, the “Consideration”), and intending to be legally bound hereby, you hereby agree as follows:

a.Except as otherwise provided in this Section 6(a), you knowingly and voluntarily hereby release, to the fullest extent permitted by law, the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates and subsidiaries, and each current and former bonus, pension, welfare, or other benefit plans sponsored by any of the foregoing, and each of the respective officers, directors, members, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of such entities and/or benefit plans, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, (i) by reason of your employment and/or cessation of employment with the Company, other than the Consideration in accordance with its terms, or (ii) that otherwise arose or is based on facts which occurred on or prior to the date that you sign this Release.

Such released Claims include, but are not limited to, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Overtime Wage Act, the Virginia Equal Pay law, the Virginia Occupational Safety and Health Act, the Virginia Payment of Wage Law, and/or the Virginia Minimum Wage Act, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown- Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act, the California False Claims Act and the California Corporate Criminal Liability Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any employee benefit plan, program policy, procedure or arrangement, whether written or oral; any and all Claims for wages, commissions, bonuses, continued employment in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs.

If your place or places of work with the Company has included California in granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

You also waive any rehire or reemployment rights and agree not to apply for future employment with Fluence Energy Inc, and its subsidiaries.

a.In any dispute, the prevailing party shall be entitled to their reasonable attorney’s fees and costs.

b.You agree that you will not bring any lawsuits or claims of any kind against the Released Parties for any of the Claims released herein and that you will not accept and hereby waive the benefits of any such lawsuits or claims of any kind brought on your behalf against the Released Parties. You acknowledge that the severance payments and other consideration provided to you represents consideration for, among other things, the release of Claims by you herein and the other promises by you herein. If you assert any Claim released herein against any of the Released Parties, or otherwise breach the promises made in this Release, the Company shall be entitled to cease all further payments to you and to obtain collection from you of all severance and other separation costs borne by the Company in connection herewith, without prejudice to the validity of your releases hereunder in favor of the Released Parties.

c.Notwithstanding the foregoing, you are not releasing any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) claims for vested retirement benefits, if any, under any Company sponsored plan; (iv) claims for vested benefits, if any, under any long-term benefit plan in which you participate; (v) any claims arising from the breach of this Release; and/or (vi) any claims relating to the Company’s obligations in this agreement or the General Release. Nothing in this Release shall interfere with or waive your right to enforce this Release in a court of competent jurisdiction or seek a judicial determination of the validity of the release of your rights under the Age Discrimination in Employment Act.

d.The Company is providing you with the Consideration solely to ease the impact of your separation from employment with the Company. The fact that the Company is offering Consideration to you should not be understood as nor is it intended to be an admission that any of the Released Parties has violated your rights (or the rights of anyone else) in any manner whatsoever.

e.The Company represents and warrants that as of the date of signature of this Agreement, it is not aware of any claims that it could bring against you and is not aware of any conduct that would give rise to any claims against you, without limiting any of the Company’s rights and remedies in the event the Company later discovers information of such kind.

7.You further acknowledge and agree that you will not, unless required by law, disclose to anyone other than members of the Fluence Legal department or the Fluence HR department any information regarding the following:

a.Any information regarding the practices, procedures, trade secrets, inventions, technology, customer lists, product marketing or other confidential information of the Company or Released Parties.

b.The terms of this Release, the Consideration paid or payable under it or the fact of any such payment, except that you may disclose this information to taxing authorities, the Court for purpose of enforcement, as required in any background investigation, your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must. In addition, you will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) (collectively “Statements”) including Statements to the press, media, Company employees, clients, customer, contractors or any other party, that disparage or are likely in any way to harm the reputation of the Company or Released Parties. The Company agrees to instruct its board of directors and executive officers not to make, or cause to be made, any Statements, including Statements to the press, media, Company employees, clients, customer, contractors or any other party, that disparage you or are likely in any way to harm your reputation. You acknowledge that if the Company is requested to provide a professional reference for you, it will provide a neutral response that confirms your employment dates and your job titles, and such a response shall not be construed as disparagement or harmful to your reputation.

8.In the event that you breach any of your obligations under this Release, the Company will be entitled to the relief provided under this Release, including, but not limited to, Section 6(c), and to obtain all other relief provided by law or equity.

9.This Release shall be governed by Delaware law and you hereby submit to and agree that the exclusive jurisdiction for any suit, action or proceeding involving this Release will be any federal or state court located in Arlington County or in Alexandria, Virginia. If any provision of this Release is deemed to be unenforceable, it shall not affect the enforceability of the remaining provisions of this Release. This document, the Agreement and the Executive Severance Plan contain the entire agreement between you and the Company concerning the subject matter contained herein. For the avoidance of doubt, you acknowledge and agree that you remain subject to the covenants included in Exhibit B of the Executive Severance Plan and such covenants are governed by the terms of Executive Severance Plan.

10.Nothing contained in this Release shall be deemed to preclude you from providing truthful testimony or information pursuant to a valid court order or similar legal process; provided, however, that prior to making any such disclosure, you will promptly notify the Company of such request or requirement. In any such case, you will use your reasonable efforts to cooperate with the Company in its efforts in responding to such court order or legal process. Notwithstanding the foregoing, nothing contained in this Release shall be deemed to preclude you from, or require you to notify or obtain authorization from the Company prior to, (i) filing a charge with or cooperating with any requests or investigation by the Equal Employment Opportunity Commission or similar state or local agency or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

11.You acknowledge and agree to provide reasonable cooperation at mutually agreeable times and places to the Released Parties in connection with the Released Parties’ prosecution or defense in any legal proceeding of any and all causes of action, suits, disputes, controversies, contentions, differences, claims and demands of any kind whatsoever concerning or related to any matter that arises out of events or occurrences during your involvement in the business and affairs of the Released Parties, except for any such Claims that you may assert. Reasonable cooperation shall include but shall not be limited to liaising with internal and external counsel of the Released Parties, participating in discovery, preparing for hearings and depositions, and attending hearings and depositions. You will be reimbursed for reasonable out of pocket expenses incurred in connection with such cooperation. Except as otherwise required pursuant to applicable law or court order, or as otherwise expressly permitted under this Release, and in each such case, provided that you comply with the requirements of any provisions expressly permitting disclosure, you further agree to maintain in strict confidence any information or knowledge you have regarding the legal proceedings involving the Released Parties or Claims against the Released Parties. You agree to communicate with any party adverse to the Released Parties, or with a representative, agent or legal counsel for any such Claims solely through legal counsel for the Released Parties, although you may at your own expense retain your own counsel in connection with any such matter.

Nothing in this Paragraph shall require any breach of loyalty or breach of fiduciary to any subsequent employer, or to require you to knowingly expose yourself to any civil or criminal liability.

12.You acknowledge and agree (i) that you have not been forced or pressured in any manner whatsoever to sign this Release; (ii) that you have agreed to all of its terms voluntarily; (iii) that you have read this Release in its entirety and understand the terms of the Release; and (iv) that you received a copy of this Release on or prior to the Termination Date and have been given at least twenty-one (21) days from the receipt of this Release to consider all of its terms and to consult with counsel of your choice, which we advise you to do. Any changes to this Release, the Agreement or the Executive Severance Plan during that period, whether material or not, will not extend the 21-day period. You may revoke your acceptance of the Release by sending written notice of your intent to revoke your acceptance, to the Company, at the following address: c/o Larissa Cerqueira, Chief Human Resources Officer, 4601 N. Fairfax Drive, Suite 600, Arlington, Virginia 22203, within seven
(7) days of your execution of the Release. If you revoke this Release, this Release and the promises contained herein shall automatically be deemed null and void and you will not be entitled to any severance pay or any other benefits provided under this Release or the Executive Severance Plan. If you do not revoke your acceptance, your agreement will become effective on the eighth day after the date on which it is signed.

To accept this Agreement, please date and sign this document and return it to me. An extra copy for your files is enclosed. We wish you success in your future endeavors.

Very truly yours,

Fluence Energy, LLC

By:         Name:
Title:

By:         Name:
Title:

BY SIGNING THIS RELEASE, I ACKNOWLEDGE (i) THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE; (ii) THAT I HAVE HAD AT LEAST 21 DAYS FROM THE RECEIPT OF THIS RELEASE TO CONSIDER ALL OF THE TERMS OF THIS RELEASE WITH COUNSEL OF MY CHOICE, WHICH WE ADVISE YOU TO DO; (iii) THAT I HAVE READ THIS RELEASE IN ITS ENTIRETY AND UNDERSTAND THE TERMS OF THE RELEASE; AND (iv) THAT I VOLUNTARILY AGREE TO THEM. I FURTHER UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THE RELEASE BY SENDING WRITTEN NOTICE OF MY INTENT TO REVOKE MY ACCEPTANCE TO THE COMPANY, AT THE FOLLOWING ADDRESS: c/o LARISSA CERQUEIRA, CHIEF HUMAN RESOURCES OFFICER, 4601 N. FAIRFAX DRIVE, SUITE 600, ARLINGTON, VA 22203, WITHIN SEVEN (7) DAYS OF MY EXECUTION OF THIS RELEASE. IF I HAVE NOT REVOKED MY ACCEPTANCE, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER IT IS EXECUTED AND RETURNED TO THE COMPANY.

By:         Dennis Fehr

Agreed to this     day of     202